Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BITSTREAM INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND STATEMENTS OF

OPERATIONS

On June 3, 2010, Bitstream Inc. (the “Company” or “Bitstream”) completed the acquisition of certain of the assets of Press-sense Ltd.(“Press-sense”) pursuant to terms of a Purchase and Sale Agreement dated May 31, 2010 by and among the Company, Bitstream Israel Ltd., a wholly-owned subsidiary of the Company organized under the Laws of Israel and by the court appointed Special Manager of Press-sense LTD, an Israeli company in temporary liquidation under the supervision of the District Court of Haifa.

The purchase price of $6,528,000, including $28,000 of VAT, was paid in cash. Assets purchased include all Press-sense software and know-how and related intellectual property rights (both source code and object code) fixed and tangible assets, trademarks, transferable licenses and customer data (the “Business Acquired”). Bitstream did not assume any of the known or unknown liabilities of Press-Sense and its subsidiaries.

The unaudited pro forma combined balance sheet and statements of operations, together referred to as the “Pro Forma Combined Financial Statements” should be read in conjunction with:

•	The accompanying notes to the Pro Forma Combined Financial Statements;

•

the separate historical financial statements of the Company as of and for the three months ended March 31, 2010 included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010 and filed with the SEC on May 17, 2010;

•

the separate historical financial statements of the Company as of and for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC on March 31, 2010 and,

•

the separate historical audited carve-out financial statements of Press-sense Ltd. as of and for the years ended December 31, 2009 and 2008, which are included in Exhibit 99.1 and are incorporated by reference.

For purposes of preparing the pro forma statements of operations, the historical financial information for Bitstream is based on its year ended December 31, 2009 and the interim three months ended March 31, 2010. The historical financial information for Press-sense Ltd. is based on its year ended December 31, 2009 and the interim three months ended March 31, 2010. The unaudited pro forma combined balance sheet presented herein includes the balance sheets of the Company as of March 31, 2010 and the balance sheet of Press-sense Ltd. as of December 31, 2009. The unaudited pro forma combined balance sheet combines the unaudited condensed balance sheets of the Company and Press-sense Ltd. and gives effect to the merger as if it had been completed as of March 31, 2010. The unaudited pro forma combined statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 combine the historical results of the Company and Press-sense Ltd. and give effect to the merger as if it had occurred on January 1, 2009.

The carve-out financial statements of Press-sense Ltd. reflect the assets and liabilities of the entire Business Acquired, although not fully assumed as part of the acquisition by Bitstream.

The Pro Forma Combined Financial Statements presented are based on preliminary assumptions and adjustments related to the valuation of the intangible assets and are dependent upon finalizing these valuations. Accordingly, the pro forma purchase price allocation and amortization adjustments are preliminary, subject to future adjustments and have been made solely for purpose of providing the unaudited Pro Forma Combined Financial Statements.

The Pro Forma Combined Financial Statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results would be for any future periods.

BITSTREAM INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

As of March 31, 2010

(in thousands)

	Historical Bitstream (1)	Historical Press-Sense (2)	Proforma Adjustments		Proforma Combined
Assets
Current assets:
Cash and cash equivalents	$13,956	$2,341	$(8,869	)(A)(G)	$7,428
Accounts receivable, net	700	669	(669	)(G)	700
Prepaid expenses and other current assets	567	246	(218	)(B)(G)	595
Short-term investments - certificates of deposits	114	516	(516	)(G)	114

Total current assets	15,337	3,772	(10,272)		8,837

Property and equipment, net	603	389	(309	)(C)	683

Other long-term assets:
Long-term investments - marketable securities	5,970	—	—		5,970
Restricted investment - long term	136	—	—		136
Other Assets	—	684	(684	)(G)	—
Goodwill	727	—	2,810	(D)	3,537
Intangible assets, net	78	—	3,610	(D)	3,688

Total other assets	6,911	684	5,736		13,331

Total assets	$22,851	$4,845	$(4,845)		$22,851

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,706	$531	$(531	)(G)	$1,706
Accrued payroll and other compensation	443	520	(520	)(G)	443
Other accrued expenses	750	1,011	(689	)(G)(I)	1,072
Deferred revenue and advances from customers	1,868	6,426	(6,426	)(G)	1,868
Current maturities of long-term note	—	2,444	(2,444	)(G)	—

Total current liabilities	4,767	10,932	(10,610)		5,089

Long-term loan, net of current maturities	—	3,056	(3,056	)(G)	—
Accrued severance	—	834	(834	)(G)	—
Deferred rent	537	—	—		537

Total liabilities	5,304	14,822	(14,500)		5,626

Stockholders’ equity:
Common stock	101	—	—		101
Contribution of capital by owner	—	(9,977)	9,977	(G)	—
Additional paid-in capital	35,023	—	—		35,023
Accumulated deficit	(16,872)	—	(322	)(I)	(17,194)
Treasury stock, at cost;	(652)	—	—		(652)
Accumulated other comprehensive loss	(53)	—	—		(53)

Total stockholders’ equity	17,547	(9,977)	9,655		17,225

Total liabilities and stockholders’ equity	$22,851	$4,845	$(4,845)		$22,851

(1)	As reported in Bitstream Inc.’s unaudited quarterly report on Form 10-Q for the three months ended March 31, 2010, as filed with the SEC on May 17, 2010.
(2)	As reported in Press-sense Ltd. audited carve-out financial statements as of December 31, 2009

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

BITSTREAM INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2009

(in thousands, except per share data)

	Historical Bitstream (1)	Historical Press-Sense (2)	Proforma Adjustments		Proforma Combined
Revenue	$21,489	$7,908	$—		$29,397

Cost of revenue	8,838	1,925	293	(D)	11,056

Gross profit	12,651	5,983	(293)		18,341

Operating expenses:
Marketing and selling	3,605	3,522	96	(C)(D)	7,223
Research and development	4,992	2,603	(85	)(C)	7,510
General and administrative	3,053	1,583	(27	)(C)	4,609

Total operating expenses	11,650	7,708	(16)		19,342

Operating income (loss)	1,001	(1,725)	(277)		(1,001)
Interest and other income (expense), net	59	(990)	959	(A)(H)	28

Income (loss) before provision for income taxes	1,060	(2,715)	682		(973)
Provision for income taxes	208	—	72	(E)	280

Net income (loss)	$852	$(2,715)	$610		$(1,253)

Basic net income (loss) per share	$0.09				$(0.13)

Diluted net income (loss) per share	$0.08				$(0.13)

Basic weighted average shares outstanding	9,782				9,782

Diluted weighted average shares outstanding	10,249				9,782

(1)	As reported in Bitstream Inc.’s annual report on Form 10-K, as filed with the SEC on March 31, 2010
(2)	As reported in Press-sense Ltd. audited carve-out financial statements for the year ended December 31, 2009

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

BITSTREAM INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2010

(in thousands, except per share data)

	Historical Bitstream (1)	Historical Press-Sense (2)	Proforma Adjustments		Proforma Combined
Revenue	$5,208	$1,407	$—		$6,615

Cost of revenue	2,673	384	73	(D)	3,130

Gross profit	2,535	1,023	(73)		3,485

Operating expenses:
Marketing and selling	803	707	4	(C)(D)	1,514
Research and development	1,392	902	(85	) (C)	2,209
General and administrative	743	359	(27	) (C)	1,075

Total operating expenses	2,938	1,968	(108)		4,798

Operating loss	(403)	(945)	35		(1,313)
Interest and other income (expense), net	13	(144)	138	(A)(H)	7

Loss before provision for income taxes	(390)	(1,089)	173		(1,306)
Provision for income taxes	8	12	18	(E)	38

Net loss	$(398)	$(1,101)	$155		$(1,344)

Basic and diluted net loss per share	$(0.04)				$(0.14)

Basic and diluted weighted average shares outstanding	9,953				9,953

(1)	As reported in Bitstream Inc.’s unaudited quarterly report on Form 10-Q for the three months ended March 31, 2010, as filed with the SEC on May 17, 2010
(2)	As reflected in Press-sense Ltd. unaudited carve-out financial statements for the three months ended March 31, 2010

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

Bitstream Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands)

The carve-out financial statements of Press-sense Ltd. reflect the assets and liabilities of the entire Business Acquired, although not fully assumed as part of the acquisition by Bitstream.

A summary of the preliminary purchase price allocation for the acquisition of the Business Acquired of Press-sense Ltd. is as follows:

Total cash consideration	$6,528

Preliminary purchase price allocation:
VAT tax receivable	$28
Fixed assets	80
Identifiable intangible assets	3,610

Net assets acquired	3,718

Goodwill	$2,810

The amounts preliminarily assigned to Press-sense Ltd’s identifiable intangible assets acquired are based on their respective fair values determined as of the acquisition date. The excess of the purchase price over the tangible and identifiable intangible assets will be recorded as goodwill and amounts to approximately $2,810. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by ASC Topic 350, Intangibles-Goodwill and Other.

Pro forma adjustments reflect only those adjustments which are factually determinable. The allocation of the purchase price relating to this acquisition is preliminary, pending the finalization of the Company’s review of the appraisal of identifiable intangible assets.

The unaudited pro forma combined statements of operations and balance sheet reflect the effect of the following pro forma adjustments:

(A)	Adjustments to record the cash paid for the merger and to record the related estimated decrease in interest income earned on the reduced cash, cash equivalents and marketable securities.

(B)	Adjustment to record VAT receivable of $28.

(C)	Adjustment to record the decrease in fair value of Press-sense’s fixed assets totaling $309 and to record depreciation expense for acquired fixed assets offset by an adjustment to eliminate depreciation expense related to the historical value of Press-sense’s fixed assets for the year ended December 31, 2009 and the three months ended March 31, 2010 as if the acquisition had occurred on January 1, 2009.

The following table reflects the adjustment to record depreciation expense:

	Year ended December 31, 2009	Three months ended March 31, 2010
Depreciation of acquired fixed assets	$96	$24
Elimination of historical depreciation and amortization	(235)	(46)

Total	$(139)	$(22)

(D)	To record goodwill and $ 3,610 of intangible assets and to record the related amortization of the definite-lived intangible assets on a straight-line basis over a weighted average life of 10 years.

The following table reflects the estimated fair value of the acquired identifiable intangible assets and related estimates of useful lives:

	FairValue	Useful Life (Years)
Developed Product Technology	$1,410	7.5
Customer Relationships	2,200	11.5

Total	$3,610

(E)	To record income tax expenses related to the amortization of goodwill for tax purposes

(F)	To remove the historical equity accounts of Press-sense.

(G)	To remove historical assets and liabilities of Press-sense that were not acquired by the Company

(H)	To remove interest and other expense related to Press-sense’s historical debt financing.

(I)	Adjustment to record transaction costs of $322 incurred by the Company, as if the acquisition had occured on March 31, 2010